EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AFFIRMATIVE INSURANCE HOLDINGS, INC.

Affirmative Insurance Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Affirmative Insurance Holdings, Inc. (the “Corporation”).

2. The original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on June 25, 1998 under the name “Instant Insurance Holdings, Inc.”

3. This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the Board of Directors of the Corporation and by written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. This Amended and Restated Certificate of Incorporation of the Corporation restates, integrates, amends and supercedes the provisions of the Certificate of Incorporation of the Corporation, as previously amended.

4. The text of the Certificate of Incorporation of the Corporation, as previously amended, is hereby further amended and restated to read in its entirety as follows:

ARTICLE I

The name of this corporation is Affirmative Insurance Holdings, Inc. (the “Corporation”).

ARTICLE II

The Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation maybe organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

4.01 The total number of shares of stock which the Corporation is authorized to issue is one hundred million (100,000,000), consisting of seventy-five million (75,000,000) shares of common stock having a par value of one cent ($0.01) per share (the “Common Stock”), and twenty-five million (25,000,000) shares of preferred stock having a par value of one cent ($0.01) per share (the “Preferred Stock”).

4.02 The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, subject to limitations prescribed by law, to establish and provide for the issuance of one or more series of the Preferred Stock, and, by filing a certificate pursuant to the General Corporation Law of the State of Delaware, to establish the number of shares to be included in each such series and the designation thereof, and to fix the powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including without limitation the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices and liquidation preferences of each such series, or any of the foregoing. The Board of Directors is further authorized to increase or decrease the number of shares of any series of the Preferred Stock prior or subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding.

4.03 The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. The holders of shares of Common Stock shall have the right to cast one vote for each share of Common Stock held on all matters upon which stockholders are entitled to vote. Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive ratably such dividends (payable in cash, stock or otherwise) as may be declared by the Board of Directors from time to time out of any funds legally available therefor. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of Common Stock shall be entitled to receive ratably the net assets of the Corporation legally available for distribution to stockholders, subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof.

ARTICLE V

In furtherance and not in limitation of the powers conferred by law, the following provisions for regulation of the Corporation, its directors and stockholders are hereby established:

5.01 The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors constituting the Board of Directors shall be determined in the manner set forth in the Bylaws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed in such Bylaws.

5.02 The Board of Directors is expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that the fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal these Bylaws.

5.03 The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE VI

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except this provision shall not eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. It is the intention of the stockholders that the directors of the Corporation be protected from personal liability to the fullest extent permitted by the General Corporation Law of the State of Delaware as it now or hereafter exists. If at any time in the future the General Corporation Law of the State of Delaware is modified to permit further or additional limitations on the extent to which directors may be held personally liable to the Corporation, the protection afforded by this Article VI shall be expanded to afford the maximum protection permitted under such law. Any repeal or modification of this Article VI by the stockholders of the Corporation shall be prospective only, and shall not diminish the rights, or expand the personal liability of a director of the Corporation with respect to any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VII

The Corporation shall be subject to and governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE VIII

Except as may be expressly provided in this Certificate of Incorporation, the Corporation reserves the right, at any time and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon the stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, Affirmative Insurance Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed and attested by its duly authorized officers as of this 10th day of March, 2004.

/s/ Thomas E. Mangold

Thomas E. Mangold Chairman of the Board, President and Chief Executive Officer

ATTEST:

/s/ David B. Snyder

David B. Snyder Secretary